                                  EXHIBIT 11.1
                                   GTSI CORP.
                        COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                            THREE                   NINE
                                                                                        MONTHS ENDED            MONTHS ENDED
                                                                                        SEPTEMBER 30,          SEPTEMBER 30,
                                                                                   -----------------------------------------------
                                                                                      2000        1999        2000       1999
                                                                                   -----------------------------------------------
Net Income                                                                         $ 5,657     $ 2,748      $ 4,357    $   923

Basic:
Weighted average shares of common stock outstanding                                  9,256       9,211        9,290      9,291

Net income per common share and common share equivalent                               0.61        0.30         0.47       0.10

Diluted:
Weighted average shares of common stock outstanding                                  9,305       9,308        9,490      9,406

Net income per common share and common share equivalent                               0.61        0.30         0.46       0.10